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Assurant Announces Elaine Rosen as Vice Chair of Board of Directors

NEW YORK, May 18, 2010 -- Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces the appointment of Elaine D. Rosen to the newly created position of vice chair of the board of directors, effective May 14, 2010.

"Elaine Rosen is an outstanding member of the Assurant board of directors with a seasoned understanding of the insurance industry," said Robert B. Pollock, president and chief executive officer, Assurant. "We appreciate her willingness to serve as vice chair to help ensure continuity in governance and leadership alongside John Palms."

A member of the Assurant board of directors since February 2009, Ms. Rosen currently is chair of the board of the Kresge Foundation. During a 25-year career with UNUM Corporation, she held a number of senior leadership roles, including serving as president of UNUM Life Insurance Company of America. Other board affiliations include DownEast Energy Corporation, Kforce, Inc., and AAA Northern New England. She is a resident of Falmouth, Maine.

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Its four key businesses -- Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits -- partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the United States and select worldwide markets.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $26 billion in assets and $8 billion in annual revenue. www.assurant.com

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Media Contact:
Shawn Kahle
Vice President
Corporate Communications
Phone: 212-859-7047
Fax: 212-859-5893
shawn.kahle@assurant.com

Investor Relations Contact:
Melissa Kivett
Senior Vice President
Investor Relations
Phone: 212-859-7029
Fax: 212-859-5893
melissa.kivett@assurant.com